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Exhibit 10.5

RAINING DATA CORPORATION

AMENDMENT TO STOCK OPTION AGREEMENT

        This Amendment to that certain Stock Option Agreements, dated October 10, 2001 and April 26, 2002, by and between Raining Data Corporation (the "Company") and Soheil Raissi (the "Grantee"), is entered into this 21st day of June 2002. Unless otherwise defined herein, all capitalized terms shall have the same meanings as set forth in the Amended 1999 Stock Option Plan, as amended from time to time (the "Plan") and the Stock Option Agreement (the "Option Agreement").

RECITALS

        WHEREAS, the Grantee was granted Options by the Company on October 10, 2002 and April 26, 2002 pursuant to the Plan, attached hereto as Exhibit A, and subject to terms and conditions of the Option Agreement, attached hereto as Exhibit B.

        WHEREAS, the Company and the Grantee desire to amend the Option Agreements to provide for acceleration of vesting upon the occurrence of certain events following a Corporate Transaction.

        NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

        1.    The section entitled "Vesting Schedule" under the Notice of Stock Option Grant shall be amended to read in its entirety as follows:

"Vesting Schedule:

        Subject to the Continuous Service of Grantee and other limitations set forth in the Plan and the Option Agreement, the Option may be exercised, in whole or in part, in accordance with the following schedule:

          (a)  Grantee shall have no right to exercise any part of the Option at any time prior to the expiration of the one (1) year from the Vesting Commencement Date;

          (b)  The Option shall become exercisable with respect to Twenty-Five Percent (25%) of the Shares upon the expiration of one (1) year from the Vesting Commencement Date;

          (c)  The Option thereafter shall become exercisable with respect to an additional One Forty-Eighth (1/48th) of the Option on each monthly anniversary of the Vesting Commencement Date;

          (d)  Notwithstanding the foregoing subsections (a), (b) and (c) and Section 6(c) of the Option Agreement, 100% of the Shares subject to the Option shall immediately vest in the event that the Grantee is terminated as a result of an Involuntary Termination other than for Cause, death or Disability (each as defined in the Option Agreement) within twelve (12) months after a Corporate Transaction (as defined in the Option Agreement); provided that the Grantee signs a general release in a commercially customary form prescribed by the Company, which releases and discharges all known and unknown claims that the Grantee may have against the Company or persons and entities affiliated with the Company, and a covenant not to sue or prosecute any legal action or proceeding based upon such claims; and

          (e)  In the event that the severance and other benefits provided for in this Option Agreement or otherwise payable to the Grantee (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Grantee's benefits under this Option Agreement shall be either delivered in full, or delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Grantee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Grantee otherwise agree in writing, any determination required under this subsection shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Grantee and the Company for all purposes. For purposes of making the calculations required by this subsection, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Grantee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section."

        2.    Section 2 ("Certain Definitions") shall be amended to add the following definitions:

          "(f)  "Cause" shall mean (i) gross and willful failure to perform services; (ii) conviction of, or a plea of "guilty" or no "contest" to, a felony under the laws of the United States or any state thereof, if such felony either is work-related or materially impairs Grantee's ability to perform services for the Company; (iii) a material breach of fiduciary duty, including fraud, embezzlement, dishonesty or any intentional action that materially injures the Company as determined in good faith by the Company's Board of Directors; (iv) death; (v) a material breach of the Company's Employment Confidential Information, Invention Assignment, and Arbitration Agreement. In all of the foregoing cases, the Company shall provide written notice to Grantee indicating in reasonable detail the event or circumstances that constitute Cause under this Option Agreement, and the Company will provide the Grantee with forty-five days to cure such breach or failure prior to termination for Cause. During such 45-day cure period, the Company may place the Grantee on an unpaid leave.

          (g)  "Disability" shall mean, for purpose of the Vesting Schedule, that the Grantee physically or mentally is unable regularly to perform Grantee's duties for a period in excess of sixty (60) consecutive days or more than ninety (90) days in any consecutive twelve (12) month period. The Company shall make a good faith determination of whether the Grantee is physically or mentally unable to regularly perform Grantee's duties subject to its review and consideration of any physical and/or mental health information provided to it by the Grantee.

          (h)  "Involuntary Termination" shall mean (i) without the Grantee's express written consent, the substantial reduction in Grantee's duties or responsibilities relative to Grantee's duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Vice President of Company remains as such following a Corporate Transaction and is not made the Vice President of the acquiring corporation) shall not constitute an "Involuntary Termination"; (ii) without the Grantee's express written consent, a material reduction by the Company in Grantee's base compensation as in effect immediately prior to such reduction; (iii) without the Grantee's express written consent, a material reduction by the Company in the kind or level of employee benefits package; (iv) without the Grantee's express written consent, the relocation of the Grantee to a facility or a location more than 50 miles from Grantee's then present location; (v) any purported termination of the Grantee by the Company which is not effected for death or Disability or for Cause; or (vi) the failure of the Company to obtain the assumption of this Option Agreement by any successors."

        3.    Section 7 ("Termination on Corporate Transaction; Assumption") shall be amended to read in its entirety as follows:

  "In the event of a Corporate Transaction, each outstanding Option Share shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation or entity in a Corporate

  Transaction refuses to assume or substitute for the Option Share, then the Grantee shall fully vest in and have the right to exercise the Option as to all of the Option Shares, including Option Shares as to which it would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Corporate Transaction, the Administrator shall notify the Grantee in writing or electronically that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the Option shall terminate upon expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the Corporate Transaction, the option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the Corporate Transaction by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares)."

        4.    Except as specified in this Amendment, all terms and conditions of the Plan and Option Agreement shall continue in full force and effect.

        5.    This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Remainder of the Page Intentionally Left Blank]

        IN WITNESS WHEREOF, this Amendment has been entered into as of the date first set forth above.

RAINING DATA CORPORATION	GRANTEE
/s/ BRIAN C. BEZDEK By: Brian C. Bezdek	/s/ SOHEIL RAISSI Signature
Vice President, Finance Title:	Soheil Raissi Printed Name

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  Exhibit 10.5
RAINING DATA CORPORATION AMENDMENT TO STOCK OPTION AGREEMENT
RECITALS